EXHIBITS 5.1 and 23.3

OPINION OF DAVIS POLK & WARDWELL LLP

June 4, 2025

Circle Internet Group, Inc.
One World Trade Center
New York, New York 10007

Ladies and Gentlemen:

Circle Internet Group, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (i) a Registration Statement on Form S-1 (Registration No. 333-286310) (the “Initial Registration Statement”) and (ii) a Registration Statement on Form S-1 (the “Rule 462(b) Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(b) of the Securities Act, 2,300,000 shares of its Class A common stock, par value $0.0001 per share (the “Securities”), including 300,000 shares subject to the underwriters’ option to purchase additional shares, as described in the Initial Registration Statement and the Rule 462(b) Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the amended and restated certificate of incorporation of the Company, in the form filed as Exhibit 3.1 to the Initial Registration Statement and approved by the Board of Directors and the shareholders of the Company, has been filed with the Secretary of State of the State of Delaware and the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Initial Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP